Exhibit 99.1

News Release

Alfredo Rivera Named New President of Coca-Cola North America

Rivera Succeeds Jim Dinkins, Who is Retiring After More Than Three Decades

with The Coca-Cola Company

ATLANTA, Aug. 24, 2020 – The Coca-Cola Company today announced that Alfredo Rivera will become president of Coca-Cola North America, effective immediately. Rivera is a 23-year veteran of the company who has most recently served as president of the Latin America group.

Rivera replaces James L. “Jim” Dinkins, who has led Coca-Cola North America since 2018. Dinkins is retiring after a highly successful career with the company. Dinkins joined Coca-Cola in 1988 and went on to serve in a series of roles of increased responsibility.

“Alfredo has had a remarkable career in Latin America, which is made up of a large number of highly complex and diverse markets,” said James Quincey, chairman and CEO of The Coca-Cola Company. “Alfredo has built a networked organization that is positioning our business to emerge stronger from the current pandemic. He is a strong successor for the top role in our flagship North America market, where he will build on the great progress we’ve seen under Jim’s leadership. I thank Jim for his many years of service to the company and countless contributions to our business.”

Rivera will report to President and Chief Operating Officer Brian Smith.

About Alfredo Rivera

Rivera, 59, has most recently overseen the company’s Latin America group, which includes 40 countries. He was named to this role in 2016.

Rivera joined the company in 1997 in the Central America and Caribbean Division as a district manager for Guatemala and El Salvador. He went on to serve in roles of greater responsibility in Brazil, Ecuador and Mexico before being named president of the Latin Center business unit.

Prior to joining the company, Rivera worked for two independent Coca-Cola bottlers in Honduras and El Salvador.

Rivera is a native of Honduras who holds a bachelor’s degree in history and a master’s degree from the University of Southern Mississippi. He also completed the Advanced Management Program at Harvard Business School.

Coca-Cola will share more information about future leadership plans for Latin America operations at a later date.

Rivera’s full biography is available at https://www.coca-colacompany.com/company/leadership/alfredo-rivera

About Jim Dinkins

Dinkins, 58, has served as Senior Vice President of The Coca-Cola Company and President, Coca-Cola North America, since 2018. Previously, he was president of the company’s Minute Maid Business Unit and Chief Retail Sales Officer for CCNA.

Dinkins joined the company in 1988. His experience includes working in a variety of areas: sales, marketing, operations, strategic planning, sports marketing, franchise leadership and general management.

Dinkins holds an MBA from Emory University and a bachelor of business administration degree from the University of Georgia. He is a member of the board of directors of bottler Coca-Cola FEMSA.

Dinkins will serve as a senior advisor until his retirement on Feb. 28, 2021. His full biography is available at
https://www.coca-colacompany.com/company/leadership/james-dinkins

About The Coca-Cola Company

The Coca-Cola Company (NYSE: KO) is a total beverage company, offering over 500 brands in more than 200 countries and territories. In addition to the company’s Coca-Cola brand, our portfolio includes AdeS, Ayataka, Costa, Dasani, Del Valle, Fanta, Georgia, Gold Peak, Honest, innocent, Minute Maid, Powerade, Simply, smartwater, Sprite, vitaminwater and ZICO. We’re constantly transforming our portfolio, from reducing sugar in our drinks to bringing innovative new products to market. We’re also working to reduce our environmental impact by replenishing water and promoting recycling. With our bottling partners, we employ more than 700,000 people, helping bring economic opportunity to local communities worldwide. Learn more at www.coca-colacompany.com and follow us on Twitter, Instagram, Facebook and LinkedIn.

Contacts:

Investors and Analysts: Tim Leveridge, koinvestorrelations@coca-cola.com

Media: Scott Leith, sleith@coca-cola.com